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                                                                     Exhibit 2.1

                             TERMINATION AGREEMENT
                             ---------------------

          TERMINATION AGREEMENT, dated as of March 6, 2000 (this "Agreement"), among ROWECOM INC., a Delaware corporation ("Parent"), ROWECOM MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and NEWSEDGE CORPORATION, a Delaware corporation (the "Company").

          WHEREAS, the parties hereto are parties to an Agreement and Plan of Merger and Reorganization, dated as of December 7, 1999 (the "Merger Agreement";
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capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement);

          WHEREAS, Section 12(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time by the written agreement of each of Parent and the Company;

          WHEREAS, the Board of Directors of each of Parent and the Company has determined that it is in the best interests of their respective companies and shareholders to terminate the Merger Agreement, and has authorized the termination of the Merger Agreement pursuant to Section 12(a) thereof, upon the terms and subject to the conditions of this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

          SECTION 1.  Termination.  Effective immediately upon execution of this
                      -----------
Termination Agreement, the Merger Agreement is hereby terminated pursuant to
Section 12(a) thereof by the mutual written agreement of the parties thereto.

          SECTION 2.  Effect of Termination; Mutual Discharge and Waiver.
                      --------------------------------------------------
(a) Except as expressly provided in this Agreement and notwithstanding
Section 12(h) of the Merger Agreement, as a result of the termination of the Merger Agreement pursuant hereto, the Merger Agreement shall become void, and there shall be no liability under the Merger Agreement on the part of any party hereto or any of their respective affiliates, subsidiaries, directors, officers, employees, agents, financial and legal advisors and other representatives, and all rights and obligations of each party thereto shall cease, including, without limitation, the rights and obligations set forth in Sections 12 and 14.3 of the Merger Agreement and any liability for the willful or intentional breach of any representations, warranties, covenants or agreements contained therein.
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          (b) All costs and expenses incurred in connection with this Agreement, the Merger Agreement, and the Voting Agreement (as defined below) or the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses or as otherwise agreed upon between the parties.

          (c) Each party hereto hereby releases each other party hereto and their respective directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives from any and all liabilities and obligations, claims, causes of action and suits, arising out of or relating to the Merger Agreement, the Voting Agreement, and the transactions contemplated thereby, including, without limitation, any liability or obligation set forth in Sections 12 and 14.3 of the Merger Agreement and any liability or obligation arising out of any breach or alleged breach of any representation, warranty, covenant or agreement contained in the Merger Agreement or the Voting Agreement.

          SECTION 3.  Acknowledgment of Termination of Voting Agreement.  The
                      -------------------------------------------------
Parent and the Company each acknowledge that, by virtue of the termination of the Merger Agreement pursuant to Section 1 hereof, the Voting Agreement (the "Voting Agreement"), dated as of December 7, 1999, between the Parent, the Merger Sub, the Company, Donald L. McLagan and Dr. Richard R. Rowe shall simultaneously terminate in accordance with its terms.

          SECTION 4.  Public Announcements.  The initial press release
                      --------------------
concerning the execution and delivery of this Agreement and the termination of the Merger Agreement shall be a joint press release and shall be in the form of Exhibit A hereto.

          SECTION 5.  Confidentiality and Nondisparagement Agreement.
                      ----------------------------------------------

          (a) Notwithstanding anything contained in this Agreement or in the Merger Agreement to the contrary, the provisions of the confidentiality agreement between Parent and the Company (the "Confidentiality Agreement") shall survive in accordance with its terms. Parent and the Company each acknowledge the request made hereby of the other to return or destroy any proprietary information (as defined in the Confidentiality Agreement) as to which it is the receiving party, pursuant to the terms of such Confidentiality Agreement.

          (b) For a period of one (1) year commencing on the Effective Date, each party hereto agrees that it shall not disparage or in any way portray the other party or the other party's products, services or trade names, either directly or indirectly, in the form of oral statements, written statements, electronic communications or otherwise, in a negative light. Each party shall not make, direct others to make, suggest to others to make or otherwise directly or indirectly cause or assist others to make disparaging, false or misleading statements (whether in the form of oral statements, written statements, electronic or other communications), or engage in misleading conduct regarding the other party or the other party's products, services or trade names. Upon expiration of the one (1) year period set forth above, the parties' conduct with respect to the issues set forth in Section 5, shall be governed by applicable law.
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          SECTION 6.  Governing Law.  This Agreement shall be governed by the
                      -------------
laws of the State of Delaware.

          SECTION 7.  Specific Performance.  The parties hereto agree that
                      --------------------
irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 8.  Headings.  The descriptive headings contained in this
                      --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.  Miscellaneous.  This Agreement can be modified or amended
                      -------------
only be a writing signed by the parties hereto. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            ROWECOM INC.


                                            By: /s/ Richard R. Rowe
                                                -------------------------------
                                                Name:  Richard R. Rowe
                                                Title: Chairman and
                                                       Chief Executive Officer


                                            ROWECOM MERGER CORPORATION


                                            By: /s/ Richard R. Rowe
                                                -------------------------------
                                                Name:  Richard R. Rowe
                                                Title: President


                                            NEWSEDGE CORPORATION


                                            By: /s/ Donald L. McLagan
                                                -------------------------------
                                                Name:  Donald L. McLagan
                                                Title: Chairman and
                                                       Chief Executive Officer